Exhibit 10.1

SIXTH AMENDMENT TO THE

UNSECURED PROMISSORY NOTE

THIS SIXTH AMENDMENT TO THE UNSECURED PROMISSORY NOTE (this “Sixth Amendment”), effective as of May 29, 2020, is by and between Flux Power, Inc., a California corporation (“Borrower”) and Cleveland Capital, L.P. (“Holder”). Holder and Borrower, each a “Party” and collectively, the “Parties”.

RECITALS

WHEREAS, the Borrower, Flux Power Holdings, Inc., and the Holder entered into that certain Loan Agreement dated July 3, 2019 (the “Loan Agreement”), pursuant to which the Holder provided a loan to the Company in the amount of One Million Dollar ($1,000,000) (“Loan”) pursuant to the terms and conditions of the Loan Agreement. In connection with the Loan, the Borrower issued a certain Unsecured Promissory Note dated July 3, 2019 (“Original Note”), as amended pursuant to the First Amendment to the Unsecured Promissory Note dated September 1, 2019 (“First Amendment”), the Second Amendment to the Unsecured Promissory Note dated December 3, 2019 (“Second Amendment”), the Third Amendment to the Unsecured Promissory Note dated December 31, 2019 ( the “Third Amendment”), the Fourth Amendment to the Unsecured Promissory Note dated March 31, 2020 (the “Fourth Amendment”) and the Fifth Amendment to the Unsecured Promissory Note dated April 30, 2020 (the “Fifth Amendment” and together with the Original Note, the First Amendment, the Second Amendment, Third Amendment, and the Fourth Amendment, the “Amended Note”).

WHEREAS, the maturity date for the Loan under the Amended Note is May 31, 2020.

WHEREAS, the Parties desire to amend the Amended Note to change the maturity date from “May 31, 2020” to “June 30, 2020.”

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Maturity Date. Section 1(b) of the Amended Note is hereby deleted in its entirety and shall, be amended to read in its entirety as follows:

“(b) “Maturity Date. Except as otherwise provided herein, the entire Principal Amount of this Note, together with all accrued but unpaid interest payable thereon, shall be due and payable in full on the earlier of: (i) June 30, 2020 (the “Maturity Date”) or (ii) the occurrence of an Event of Default (as defined below); provided, however, the Borrower shall make periodic payments of interest and principal within ten (10) days upon receipt of cash from accounts receivables identified in Schedule A (“Receivables”), an amount equal to 100% of cash received from such Receivables. Such payments shall be applied first to the payment of unpaid interest and second to reduce the outstanding Principal amount.”

2. Accrued Interest to Date. As additional consideration, the Parties agreed that all accrued and unpaid interest on the Principal Amount as of May 31, 2020 shall be converted into the Principal Amount and shall earn interest per the Amended Note.

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3. Miscellaneous.

3.1 Except as expressly amended and modified by this Sixth Amendment, the Amended Note is and shall continue to be in full force and effect in accordance with the terms thereof.

3.2 This Sixth Amendment may be executed by the parties hereto in counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

3.3 The Sixth Amendment shall be construed in accordance and governed by the internal laws of the State of California.

3.4 The headings contained in this Sixth Amendment are for ease of reference only and shall not be considered in construing this Sixth Amendment.

IN WITNESS WHEREOF, the Parties have caused this Sixth Amendment to be executed by its authorized representative as of the date set forth above.

BORROWER:

Flux Power, Inc.,
a California corporation

By:	/s/ Ronald F. Dutt
Ronald F. Dutt, President and Chief Executive Officer

HOLDER:

Cleveland Capital, L.P.

By:	/s/ Wade Massad
Wade Massad, Co-Managing Member, GP

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